Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is made by and between Raymond F. Vennare (“Employee”) and Axe Compute Inc. (formerly known as Predictive Oncology Inc.) (“the Company”), each of whom enter into this Agreement intending to be legally bound.

1.	Background. The Company and Employee state the following facts and incorporate them by reference into this Agreement.

a.	Employee and the Company entered into an Employment Agreement, effective November 1, 2022, as amended by an Amendment effective December 10, 2025 (as amended, the “Employment Agreement”).
b.	Employee and the Company have entered into certain restricted stock unit agreements (“Equity Documents”) granting the Employee certain awards of restricted stock units with respect to shares of the Company’s common stock (“RSUs”).
c.	The Company released Employee from his employment effective February 9, 2026 (the “Separation Date”).
d.	In accordance with and subject to the terms of the Employment Agreement, Employee is entitled to certain separation benefits upon termination without Cause.
e.	The Company and Employee now agree as follows.

2.	Separation Benefits. In exchange for Employee’s waiver and release of claims set forth in Section 3 and other promises set forth in this Agreement, and provided that Employee (i) signs, dates, and returns this Agreement within the time period described in Section 5, and (ii) does not revoke this Agreement within the time period described in Section 5, the Company agrees to provide Employee with the following “Separation Benefits” (identified below in this Section 2) to which Employee would not otherwise be entitled without signing this Agreement:

a.	The Company will pay Employee the following (collectively, the “Severance Payments”):
i.	severance payments in the gross aggregate amount of $575,000 (gross), less applicable federal, state and local withholdings and other legally required withholdings (“Severance Pay”) which is equivalent to the sum of 12 months of Employee’s base salary and will be paid out in substantially equal installments in the Company’s regular payroll over a period of twelve (12) months (the “Severance Period”) beginning in the first regular payroll that is at least ten (10) business days following the Effective Date (as defined below),
ii.	a 2025 bonus in the gross amount of $287,500, less applicable federal, state and local withholdings and other legally required withholdings (the “2025 Bonus”), payable no later than March 15, 2026. The Severance Payments are in full satisfaction of, and not in addition to, the severance payments and benefits that Employee is eligible to receive under the Employment Agreement.

iii.	The Company will pay Employee a single lump sum payment of $8,195.09 (gross), less applicable federal, state, and local withholdings and other legally required withholdings, to assist with the cost of healthcare continuation coverage. This payment will be made within thirty (30) days following the Effective Date.

3.	Employee’s Waiver and Release of Claims. In exchange for the Separation Benefits set forth in Section 2 and the terms of this Agreement, Employee agrees to unconditionally waive and release any and all claims, complaints, causes of action, or demands of whatever kind which Employee has or may have against the Released Parties (as defined below) to the maximum extent permitted by applicable law up to the moment Employee signed this Agreement, including any claims, complaints, causes of action, or demands relating in any way to Employee’s employment with the Company and Employee’s separation from employment with the Company including, but not limited to, the following:

a.	All claims for any alleged unlawful discrimination, harassment, failure to accommodate, retaliation, interference, reprisal arising, or other alleged unlawful practices under any federal, state, or local law, statute, ordinance, or regulation, including, without limitation, rights or claims of age discrimination, harassment, and retaliation under the federal Age Discrimination in Employment Act (“ADEA”), federal Older Workers Benefit Protection Act (“OWBPA”), and claims of discrimination, harassment, failure to accommodate, and retaliation under the Family and Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Equal Pay Act, Pennsylvania Human Relations Act;
b.	All claims arising out of Employee’s employment and Employee’s separation from employment including, but not limited to, claims based on alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, Employee’s activities, if any, as a “whistleblower” (including claims under the Pennsylvania Whistleblower Law), and any violation of any other principle of common law;
c.	All claims for any other alleged unlawful employment practices related to Employee’s employment or Employee’s separation from employment arising under any federal, state, or local law, statute, ordinance, or regulation including, without limitation, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, and the National Labor Relations Act;

d.	All claims for any other form of pay, compensation, or employee benefits of any kind that is not provided in this Agreement including, without limitation, bonuses, commissions, deferred compensation, stock-based incentive compensation, restrict stock units, stock options, phantom stock, equity of any kind, vacation pay, expense reimbursement, and any other claims under any applicable federal, state, and local law, statute, ordinance, or regulation to the fullest extent permitted by law;
e.	All claims Employee has now, whether or not Employee currently knows about or suspects the claims; and
f.	All claims for attorneys’ fees, costs, or interest.

Employee understands and agrees that the above list contains examples only and does not contain all claims that Employee is releasing. By signing this Agreement, Employee is fully and finally waiving and releasing, to the fullest extent permitted by law, all claims against the Released Parties. Employee agrees that the Company’s payment of the Separation Benefits is full and fair payment for the waiver and release of Employee’s claims and has a value greater than anything Employee is entitled to if Employee does not sign this Agreement. Notwithstanding anything set forth in this Agreement, specifically excluded from the waiver and release of claims set forth above are claims or disputes that: (i) by law cannot be released in a private agreement (such as claims for workers’ compensation benefits, claims for unemployment insurance benefits, and claims under the Pennsylvania Equal Pay Law, and Pennsylvania Minimum Wage Act, or the Pennsylvania Wage Payment and Collection Law); (ii) relate to any rights of indemnification afforded Employee by statute or by common law, including any insurance coverage maintained by or on behalf of the Company; (iii) arise after the date Employee signed this Agreement (including any right to challenge the validity of this Agreement’s waiver of ADEA claims); or (iv) relate to the obligations of Employee or the Company under this Agreement. For purposes of this Agreement, the term “Released Parties” means the Company and all of the Company’s past and present parents, subsidiaries, and affiliated companies, and all and each of the past and present employees, officers, officials, managers, members, directors, agents, insurers, representatives, counsel, shareholders, owners, attorneys, partners, predecessors, successors, and assigns of any and all of the foregoing entities and persons. In addition, for purposes of Section 3, the term “Employee” means Raymond F. Vennare and any person who has or obtains any legal rights or claims against the Company or the Released Parties through Raymond F. Vennare.

4.	The Company’s Waiver and Release of Claims. In consideration for the promises and agreements set forth herein, the Company (and on behalf of any of the Company’s past and present parents, subsidiaries, and affiliated companies, and all and each of the past and present employees, officers, officials, managers, members, directors, agents, insurers, representatives, counsel, shareholders, owners, attorneys, partners, predecessors, successors, and assigns of any and all of the foregoing entities and persons) agrees to unconditionally waive and release Employee (and any person who and/or entity that would have an obligation on his behalf) from any and all claims, complaints, causes of actions, or demands of whatever kind which the Company has or may have against Employee with respect to actions taken in good faith by Employee in connection with his employment and which exist as of the date the Company signs this Agreement. Notwithstanding anything set forth in this Agreement, specifically excluded from the waiver and release of claims set forth in this Section 4 are claims or disputes that: (i) by law cannot be released in a private agreement; (ii) relate to any rights of indemnification afforded the Company by statute or by common law, including any insurance coverage maintained by or on behalf of the Company; (iii) arise after the date the Company signed this Agreement; (iv) relate to the obligations of Employee or the Company under this Agreement; (v) relate to the remaining obligations of Employee pursuant to the Employment Agreement (including the Surviving Obligations) or any other remaining contractual obligation Employee owes the Company; or (vi) arise out of any fraud, breach of fiduciary duties, or other willful misconduct by Employee.

5.	Employee’s Legal Rights.
a.	Advice to Consult With an Attorney. This Agreement is a legal document. Employee has been advised in writing to consult with an attorney prior to executing the Agreement.
b.	Period to Consider this Agreement. Employee has twenty-one (21) days to consider the offer as expressed, including Employee’s waiver and release of rights and claims of age discrimination under the ADEA and OWBPA, and decide whether to sign this Agreement. Signing this Agreement before the 21-day period expires constitutes a waiver by Employee of any remaining time period for review and consideration to which Employee may be entitled. Employee acknowledges that if Employee elects to sign this Agreement before the expiration of the 21-day period, such decision is knowing and voluntary, is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21-day period, and that Employee has not been required or pressured by the Company to sign before the 21-day period has expired. Employee agrees that any changes to this Agreement, whether they are material or immaterial, do not restart the running of the 21-day consideration period. If Employee does not sign this Agreement within the 21-day consideration period, the offer contained within this Agreement will expire. Employee agrees and understands that if Employee does not sign this Agreement within the 21-day consideration period, this Agreement will be null and void and Employee will not receive the Separation Benefits in Section 2.
c.	Revocation. If Employee signs this Agreement, Employee will then be entitled to revoke this Agreement within seven (7) days after the date on which Employee signed this Agreement and this Agreement shall not become effective or enforceable until the revocation period has expired (the 8th day after the date on which Employee signs and returns this Agreement to the Company will be considered the “Effective Date” and Employee will not be eligible to receive the Separation Benefits until after the Effective Date). To revoke, Employee must put the revocation in writing and email it to Chuck Nuzum at cnuzum@predictive-oncology.com, with a copy to Dylan Caplan, dylan.caplan@us.dlapiper.com.
d.	Effect of Revocation. If Employee rescinds or revokes this Agreement as described in this Section 5, Employee understands that (i) this Agreement is null and void, (ii) the Company shall have no further obligation under this Agreement, (iii) Employee will not receive the Separation Benefits in Section 2 of this Agreement or any other benefits listed within this document except for Employee’s base salary and accrued but unused paid time off through the Separation Date, and (iv) Employee’s employment will still end on the Separation Date.

6.	Filings. Employee understands that, without being penalized or having an obligation to notify the Company, this Agreement does not prohibit Employee from filing an administrative charge of discrimination or complaint with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission (“SEC”), Civil Rights Division, or any other federal, state, or local governmental agency or commission or law enforcement agency (“Government Agencies”). Employee understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information and receiving any monetary award under applicable SEC whistleblower programs, without notice to the Company. If Employee had filed or files a charge or complaint, Employee agrees that the Company’s payment of the Separation Benefits completely satisfies any and all claims for monetary relief in connection with such charge or complaint, except that this Agreement does not limit Employee’s right to receive an award for information (1) provided pursuant to the Securities and Exchange Commission’s whistleblower protections and incentives; or (2) provided to any other Government Agencies. Employee is not entitled to any other monetary relief of any kind with respect to the claims that Employee has released in this Agreement unless Employee’s waiver and release of claims is deemed unlawful or otherwise invalid.

7.	Governing Law/Venue. The laws of the State of Pennsylvania will govern the validity, construction, and performance of this Agreement, without regard to the conflict of law provisions of any other jurisdictions. Employee irrevocably consents to the exclusive jurisdiction of courts in Pennsylvania for the purposes of any action arising out of or related to this Agreement or any dispute between the Company and Employee, including any actions for temporary, preliminary, and permanent equitable relief. Employee irrevocably waives Employee’s right, if any, to have any disputes between the Company and Employee arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Pennsylvania.

8.	Additional Agreements and Understandings.
a.	Company Property. Within seven days, Employee shall return to the Company all the Company property in Employee’s possession or under Employee’s control including, but not limited to, all corporate credit cards, identification badges, computer hardware and software, cell phones, tablets, PDAs, books, records, documents, data, access cards, financial data, confidential information, trade secrets, files, notebooks, passwords, plans, sales reports, records, and all other property, equipment, or information owned by the Company or to which Employee was provided access by the Company during Employee’s employment. Failure to return all the Company property will void this Agreement and Employee will no longer be entitled to receive the Separation Benefits.
b.	Post-Termination Obligations. The Employment Agreement contains valid and enforceable restrictions on Employee’s competition with the Company, both during and after employment with the Company. Employee acknowledges and agrees that any restrictions set forth in the Employment Agreement that by their terms survive the termination of Employee’s employment with the Company are fully enforceable and remain in full force and effect (including without limitation the confidentiality, intellectual property, return of property, non-solicitation, and non-competition obligations therein) (collectively, the “Surviving Obligations”).

c.	Trade Secrets. The Company advises Employee as follows under the federal Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that — (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual — (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
d.	Transition and Cooperation. The Employee will cooperate with the Company and use his best efforts to be available, on a reasonable basis and during normal business hours, to discuss or address issues or questions that may arise after the Separation Date relating to Employee’s employment and position for the purpose of achieving a smooth transition of Employee’s former job duties and responsibilities. Employee also agrees to be available to and cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during Employee’s employment, in which he was involved or of which he has knowledge. Employee understands and agrees that such cooperation includes, but is not limited to, making himself reasonably available during normal business hours to the Company and/or its counsel upon reasonable notice for: interviews and factual investigations; appearing to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company or its counsel pertinent information; and turning over all relevant documents which are or may come into his possession. After the Company has finished paying Employee the Severance Payments, if the amount of time involved pursuant to this Section 8(d) is more than nominal, then the Company will pay Employee a reasonable fee for his assistance, as long as the Company approves the time Employee spends providing such assistance in advance and in writing.
e.	COBRA. Following the Separation Date, the Company will provide Employee any notice required under COBRA relating to the Company’s insurance programs.
f.	Consideration. Employee agrees that (i) the Separation Benefits in Section 2 are above and beyond that to which Employee would be entitled if Employee did not sign this Agreement, (ii) the Separation Benefits in Section 2 constitute independent and sufficient consideration for all aspects of this Agreement, and (iii) Employee is not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that Employee signs and returns this Agreement within the specified time period and does not rescind or revoke this Agreement.

g.	Non-Disparagement. Employee agrees not to make disparaging or defamatory remarks about the Company or the Company’s services, products, or other matters pertaining to its business. The Company agrees to direct its management team not to make disparaging or defamatory remarks about Employee or Employee’s services or other matters pertaining to Employee (provided that the Company’s obligations under this provision shall not apply to internal communications between or among such management team or between any member(s) of the management team and the Company’s outside advisors). This non-disparagement provision does not apply to legally protected communications and does not prohibit Employee or the Company from filing an administrative charge or complaint with, or cooperating, assisting, testifying, or participating in an investigation or legal proceeding conducted or initiated by, any Government Agencies.
h.	Confidentiality of Agreement. Employee agrees to keep the existence, terms, and conditions of this Agreement strictly confidential and shall not disclose, publish, or otherwise disseminate any information concerning this Agreement to any person or entity, except that Employee may disclose such information to Employee’s immediate family members, attorneys, and tax advisors, provided that such individuals agree to maintain the confidentiality of this information. In the event Employee receives a subpoena, court order, or other legal process that purports to require disclosure of any information concerning this Agreement, Employee shall provide the Company with prompt written notice of such subpoena, court order, or legal process (and in any event no less than five (5) business days prior to any required disclosure) so that the Company may seek a protective order or other appropriate remedy. Employee shall cooperate with the Company in seeking such protective order or other remedy. Nothing in this Section shall prohibit Employee from making disclosures to Government Agencies as set forth in Section 6 of this Agreement.
i.	Non-Assistance. Employee agrees that Employee will not voluntarily assist, encourage, participate in, or cooperate with any person or entity in any claim, action, lawsuit, arbitration, or other proceeding of any kind against the Company or any of the Released Parties, including but not limited to providing testimony, documents, or information, except (i) as required by valid subpoena, court order, or other legal process, (ii) in connection with any legally protected communications with Government Agencies as set forth in Section 6 of this Agreement, or (iii) to enforce Employee’s rights under this Agreement. In the event Employee receives any request for information or assistance from any person or entity in connection with any actual or potential claim against the Company or any of the Released Parties, Employee shall promptly notify the Company of such request.
j.	Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company of any liability or unlawful conduct whatsoever. The Company specifically denies any liability or unlawful conduct on the Company’s part.

k.	Successors and Assigns. This Agreement is personal to Employee and may not be assigned by Employee without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.
l.	Severability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, Employee and the Company agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, Employee and the Company agree that the term shall be severed and all other terms of this Agreement shall remain in effect (except that if the release of claims set forth in Section 4 is deemed unenforceable, Employee will be required to enter into a new release of claims with the Company that is valid and enforceable). Employee and the Company agree that Employee’s waiver and release of claims should be interpreted as broadly as possible to achieve Employee’s intention of releasing all claims against the Released Parties.
m.	Entire Agreement. This Agreement constitutes the sole understanding of Employee and the Company with respect to the matters provided for herein. Employee and the Company agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between Employee and the Company concerning separation benefits Employee may have been eligible for or entitled to from the Company. Notwithstanding anything in this Agreement to the contrary, Employee agrees and acknowledges that the Equity Documents and the Surviving Obligations remain in full force and effect after the Separation Date in accordance with their terms. This Agreement may not be modified, altered, or changed in any way except by written agreement signed by Employee and an authorized representative of the Company.
n.	No Waiver. No claim or right arising out of a breach or default under this Agreement may be discharged by a waiver of that claim or right unless the waiver is made in writing and signed by an authorized representative of the Company. A waiver by any party of a breach or default of the other party of any provision contained in this Agreement shall not be deemed a waiver of future compliance of such provisions, and such provisions shall remain in full force and effect.
o.	Remuneration. Employee acknowledges and agrees that the Company will pay Employee any and all base salary and expense reimbursements owed through the Separation Date. Employee will also receive payment for all accrued and unused paid time off, less applicable federal, state and local withholding and other legally required withholdings) due to Employee through the Separation Date. Employee is not entitled to any additional remuneration from the Company other than the consideration outlined within this Agreement. In addition, Employee acknowledges that Employee is not aware of any time worked during Employee’s employment for which Employee has not already been fully compensated.
p.	Acknowledgements. Employee acknowledges and agrees that: (i) Employee has not suffered any work-related injury for which Employee has not already filed a claim; and (ii) Employee has been properly provided any leave of absence including for Employee’s own or a family member’s health condition.

q.	Taxes. Employee acknowledges that Employee has not relied on any tax advice provided by the Company and that, if necessary, Employee is solely responsible for properly reporting the payment received pursuant to this Agreement and paying any applicable taxes, penalties, and interest. Employee acknowledges and agrees that Employee has been provided with the opportunity to consult legal and financial counsel with respect to the tax treatment of the payment Employee will receive pursuant to this Agreement and on account of Employee’s separation from employment. Employee has been advised by the Company to consult with such counsel.
r.	Accepting/Signing this Agreement. Employee agrees not to sign this Agreement prior to the end of Employee’s work day on the Separation Date. To accept this Agreement, Employee must sign via Box Sign within the time period in Section 5.

AXE COMPUTE INC.		EMPLOYEE

By:	/s/ Josh Blacher	By:	/s/ Raymond F. Vennare
Name: Josh Blacher		Raymond F. Vennare
Title: Chief Financial Officer